Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
___________

Telephone (214) 969-5530

TRUSTEES:	ROY THOMAS
Maurice Meyer III	General Agent

Joe R. Clark	DAVID M. PETERSON
John R. Norris III	Assistant General Agent

NEWS RELEASE

FOR IMMEDIATE RELEASE

DALLAS, TEXAS, December 15, 2003 — Texas Pacific Land Trust announced the settlement of claims on three oil and gas leases. Pursuant to the settlement the Trust will receive a payment in the amount of $650,000. The claims involved inclusion of Trust royalty acreage in the leases which had not previously been included. The cash received in the settlement will be reflected in the Trust’s results of operations for the fourth quarter of 2003 and is expected to result in revenues of approximately $0.29 per sub-share before taxes.